Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

104 South Main Street / Ninth Floor / Greenville, South Carolina 29601

Tel: 864.250.2300 Fax: 864.232.2925

www.nelsonmullins.com

October 13, 2005

First National Bancshares, Inc.

215 N. Pine Street

Spartanburg, SC 29302

Re: Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to First National Bancshares, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), covering the offering of up to 402,500 shares (the “Shares”) of the Company’s common stock, including 86,000 shares to be offered by a selling shareholder, The South Financial Group, Inc. and including an additional 52,500 shares that the Company has reserved the right to offer in the event the best efforts offering of 350,000 shares is oversubscribed. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-B under the Act.

In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of South Carolina; (iii) the Bylaws of the Company, certified as complete and correct by the Secretary of the Company; (iv) the form of the common stock certificate of the Company; and (v) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and the Securities Exchange Act of 1934, and compliance with the applicable provisions of the securities or “blue sky” laws of the various states, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Registration Statement, the Shares will be duly and validly issued, fully paid, and nonassessable.

We are members of the Bar of the State of South Carolina. In expressing the opinion set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of South Carolina and the Federal law of the United States of America.

This opinion is being rendered to be effective as of the effective date of the Registration Statement. We hereby consent to the reference to our firm in the Registration Statement under the

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First National Bancshares, Inc.

October 13, 2005

heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

By: /s/ Neil E. Grayson , a Partner